EXHIBIT 21.1

MAXIMUS, Inc.

List of Subsidiaries

As of September 30, 2014

Name*	Jurisdiction of Incorporation/Organization
Health Management Limited	England & Wales
MAXIMUS Canada, Inc.	Canada
MAXIMUS Properties LLC	Virginia
MAXIMUS Federal Services, Inc.	Virginia
MAXIMUS Consulting Services, Inc.	Virginia
MAXIMUS Health Services, Inc.	Indiana
MAXIMUS Human Services, Inc.	Virginia
MAXIMUS K-12 Education, Inc.	Virginia
MAXIMUS Higher Education, Inc.	Virginia
MAXIMUS BC Health, Inc.	British Columbia
MAXIMUS Companies Limited	England & Wales
MAXIMUS Health & Human Services Limited	England & Wales
MAXIMUS HHS Holdings Limited	England & Wales
MAX Solutions Pty Limited	Australia
Policy Studies, Inc.	Colorado
PSI Services Holding, Inc.	Delaware

*                                         The names of other subsidiaries have been omitted from this list because, considered in the aggregate, they would not constitute a significant subsidiary under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).